                                                                    Exhibit 99.1


                         LA JOLLA PHARMACEUTICAL COMPANY
                  REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

SAN DIEGO, AUGUST 4, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the second quarter ended June 30, 2003 of $9.9 million, or $0.23 per share, compared to a net loss of $11.4 million, or $0.27 per share, for the second quarter of 2002. The net loss for the six months ended June 30, 2003 was $23.5 million, or $0.55 per share, compared to a net loss of $19.5 million, or $0.47 per share, for the same period in 2002.

Research and development expenses decreased to $8.4 million for the three months ended June 30, 2003 from $9.7 million for the same period in 2002 primarily due to a decrease in expenses related to the enrollment of patients in the Company's Phase 3 clinical trial of Riquent(TM), which ceased enrollment in October 2002, as well as a decrease in expenses associated with the Phase 1/2 clinical trial of LJP 1082 which was completed in October 2002. These decreases were partially offset by an increase in salaries and wage expense as a result of the restructuring charges recorded in May 2003.

Research and development expenses increased to $20.3 million for the six months ended June 30, 2003 from $16.9 million for the same period in 2002 primarily due to expenses associated with concluding the Company's Phase 3 clinical trial of Riquent and analyzing the resulting data, as well as expenses incurred in connection with other related clinical studies, including the open-label follow-on clinical trial of Riquent, which was initiated in July 2002 and closed in April 2003. These expenses were primarily incurred during the first quarter of 2003. The increase was also the result of an increase in salaries and wage expense due to the restructuring charges recorded in May 2003. These increases were partially offset by the decreases in expenses discussed above.

Cash, cash equivalents and short-term investments as of June 30, 2003 were $26.0 million compared to $52.7 million as of December 31, 2002. The Company anticipates that its existing cash, investments and interest earned thereon will be sufficient to fund the Company's operations as currently planned into the second quarter of 2004, assuming the Company does not engage in any significant clinical trial or commercialization activities. In addition to closing the clinical trials discussed above, in May 2003, the Company reduced the size of its organization by 24 positions, including certain management positions. The cost savings from these actions is expected to be realized beginning in the third quarter of 2003.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent, formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit our Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although we plan to submit an NDA for Riquent, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, may require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing
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of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ###

LA JOLLA PHARMACEUTICAL COMPANY
   CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS EXCEPT PER SHARE DATA)


SUMMARY OF OPERATIONS

                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                  JUNE 30,                      JUNE 30,
                                                (UNAUDITED)                   (UNAUDITED)
                                            2003           2002           2003           2002
                                          --------       --------       --------       --------
Research and development expense          $  8,417       $  9,661       $ 20,337       $ 16,905
General and administrative expense           1,598          1,788          3,399          3,201
                                          --------       --------       --------       --------
    Total expenses                          10,015         11,449         23,736         20,106
                                          --------       --------       --------       --------
Loss from operations                       (10,015)       (11,449)       (23,736)       (20,106)

Interest income                                142            100            365            648
Interest expense                               (50)            (9)           (93)           (15)
                                          --------       --------       --------       --------
Net loss                                  $ (9,923)      $(11,358)      $(23,464)      $(19,473)
                                          ========       ========       ========       ========

Basic and diluted net loss per share      $  (0.23)      $  (0.27)      $  (0.55)      $  (0.47)

Shares used in computing basic and
diluted net loss per share                  42,569         42,356         42,565         41,671


BALANCE SHEET INFORMATION

                                                           JUNE 30,    DECEMBER 31,
                                                            2003          2002
                                                           -------       -------
                                                         (UNAUDITED)
ASSETS
Cash, cash equivalents, and short-term
investments                                                $26,023       $52,725

Other assets                                                10,497         9,139
                                                           -------       -------
     Total assets                                          $36,520       $61,864
                                                           =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                $ 5,996       $ 8,065

Stockholders' equity                                        30,524        53,799
                                                           -------       -------
     Total liabilities and stockholders' equity            $36,520       $61,864
                                                           =======       =======